Exhibit 99.2

Contacts:

Media:
Bob Laverty, +1 973-290-6162
Vice President, Communications
Robert.Laverty@themedco.com

OR

Investor Relations:
Krishna Gorti, MD, +1 973-290-6122
Vice President, Investor Relations
Krishna.Gorti@themedco.com

FOR IMMEDIATE RELEASE:

The Medicines Company Agrees to Divest Non-Core Cardiovascular Assets to Chiesi Farmaceutici S.p.A.

•	Chiesi will acquire Cleviprex® (clevidipine) injectable emulsion, Kengreal® (cangrelor) and rights to Argatroban for Injection

•	Total consideration of up to $792 million and anticipated reduction in annual SG&A and related R&D expenses of between $65 million and $80 million

•	Transaction will sharpen strategic focus on the Company’s four potential blockbuster R&D products and significantly strengthen the Company’s financial position with non-dilutive capital

•	Transaction is a major step in executing on the Company’s previously-announced strategic plan

PARSIPPANY, NJ -- (BUSINESS WIRE) - May 9, 2016 -- The Medicines Company (NASDAQ: MDCO) today announced that it has entered into a definitive agreement to sell Cleviprex® (clevidipine), Kengreal® (cangrelor) and the Company’s rights to Argatroban for Injection to Chiesi USA, Inc. and its parent company, Chiesi Farmaceutici S.p.A., for up to $792 million, consisting of $260 million in cash payable at closing, up to $480 million in sales-based milestone payments, the assumption by Chiesi of up to $50 million in milestone payment obligations and approximately $2 million for product inventory.

“The divestiture of these non-core cardiovascular assets is a transformative step in the execution of our strategy and will help propel The Medicines Company into the next stage of growth,” said Clive Meanwell, MD, PhD, Chief Executive Officer of The Medicines Company. “The transaction will enable us to deploy significant additional capital to drive further development of our pipeline of potential blockbuster products, which we believe will significantly enhance the value proposition of those products and our ability to deliver the greatest long-term value for our patients, customers and shareholders. In addition to generating substantial non-dilutive cash, we expect the transaction and related restructuring to reduce the Company’s annual SG&A and related R&D expenses by between $65 million and $80 million.

Today’s announcement is strong evidence of our overwhelming commitment to delivering on our strategic objectives.”

The transaction is subject to the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, as well as other customary closing conditions. The transaction, which does not require the approval of the Company’s shareholders, is expected to close early in the third quarter of 2016.

Goldman, Sachs and Co. is acting as financial advisor to the Company, and Cadwalader, Wickersham & Taft LLP is acting as the Company’s legal advisor.

About The Medicines Company

The Medicines Company's purpose is to save lives, alleviate suffering and contribute to the economics of healthcare by focusing on leading acute/intensive care hospitals worldwide. Its vision is to be a leading provider of solutions in three areas: serious infectious disease care, acute cardiovascular care and surgery and perioperative care. The company operates in the Americas, Europe and the Middle East, and Asia Pacific regions with global centers today in Parsippany, NJ, USA and Zurich, Switzerland.

Forward-Looking Statements

Statements contained in this press release about The Medicines Company that are not purely historical, and all other statements that are not purely historical, may be deemed to be forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words "believes," "anticipates" "expects" and “potential” and similar expressions, are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements. Important factors that may cause or contribute to such differences include the parties’ ability to consummate the transaction; satisfaction of the conditions to the completion of the transaction, including, without limitation, the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; the ability of the Company to successfully achieve the expense reduction expected to result from the transaction and related restructuring; the commercial success of the cardiovascular assets to be acquired by Chiesi and the achievement of the potential sales-based milestone payments contemplated by the transaction; the ability of the Company to effectively develop its product pipeline; and such other factors as are set forth in the risk factors detailed in the Company's Annual Report on Form 10-K filed with the SEC on February 29, 2016, which are incorporated herein by reference. The Company specifically disclaims any obligation to update these forward-looking statements.